Exhibit (a)(1)(B)

SERENA SOFTWARE, INC.

OFFER TO PURCHASE FROM ELIGIBLE

EMPLOYEES ALL OUTSTANDING ELIGIBLE OPTIONS

TO PURCHASE COMMON STOCK FOR CASH

ELECTION FORM

Before signing this election form, please make sure you have received, read, and understand the documents that make up this offer, including: (1) the Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash (referred to as the offer to purchase); (2) the letter from Bob Pender, dated February 2, 2006; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer to purchase provides Eligible Employees who hold Eligible Options the opportunity to tender the Eligible Options in exchange for a cash payment as set forth in Section 1 of the offer to purchase. The offer to purchase expires at 9:00 p.m., Pacific Time, on March 2, 2006, unless extended.

In accordance with the terms outlined in the offer documents, you will receive a cash payment in exchange for the tender of all of your outstanding Eligible Options. You will lose your rights to all Eligible Options that are tendered under the offer to purchase.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO PURCHASE DOCUMENTS.

If you would like to participate in this offer to purchase, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form which was previously provided to you, and faxing it to Helen Dowling in Stock Administration, at fax number (650) 522-6806, or by delivering it by hand to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 before 9:00 p.m., Pacific Time, on March 2, 2006, or on such later date if the offer is extended. Only responses that are complete, signed, and actually received by Helen Dowling in Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.

☐	Yes, I wish to tender all of my Eligible Options in exchange for the cash payment described in the offer to purchase.

As consideration for receipt of a cash payment, all of my Eligible Options are hereby irrevocably tendered for cancellation on March 2, 2006 or upon any later date the offer ends, unless I validly and timely withdraw this election to tender my Eligible Options prior to such expiration date.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address

RETURN TO HELEN DOWLING IN STOCK ADMINISTRATION NO LATER THAN 9:00 P.M., PACIFIC TIME, ON MARCH 2, 2006, OR SUCH LATER DATE IF THE OFFER IS EXTENDED, BY FACSIMILE AT (650) 522-6806 OR BY HAND DELIVERY TO HELEN DOWLING IN STOCK ADMINISTRATION, SERENA SOFTWARE, INC., 2755 CAMPUS DRIVE, 3RD FLOOR, SAN MATEO, CA 94403

SERENA SOFTWARE, INC.

OFFER TO PURCHASE FROM ELIGIBLE

EMPLOYEES ALL OUTSTANDING ELIGIBLE OPTIONS

TO PURCHASE COMMON STOCK FOR CASH

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by Helen Dowling in Stock Administration, at fax number (650) 522-6806, or by delivering it by hand to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 on or before 9:00 p.m., Pacific Time, on March 2, 2006, or such later date if the offer is extended (referred to as the expiration date).

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Serena. You may fax the completed form to Helen Dowling in Stock Administration at fax number (650) 522-6806 or hand deliver it to Helen Dowling in Stock Administration, Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 by 9:00 P.M., Pacific Time, on March 2, 2006, or such later date if the offer is extended. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by March 2, 2006, or such later date if the offer is extended. Only responses that are completed, signed, and actually received by Helen Dowling in Stock Administration by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail or other post and Federal Express are not permitted.

Our receipt of your election form is not by itself an acceptance of your Eligible Options for purchase. For purposes of the offer, we will be deemed to have accepted Eligible Options for purchase that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for purchase of such Eligible Options, which notice may be made by press release, e-mail or other method of communication. Payment of the cash amount pursuant to the offer will also be deemed to be acceptance of tendered Eligible Options.

Serena will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the offer to purchase. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your Eligible Options have been accepted for purchase. Your Eligible Options that are accepted for purchase will be cancelled on the same U.S. business day as the expiration of the offer, which expiration is scheduled to be March 2, 2006, but may be extended.

2. Withdrawal and Additional Tenders.

Tenders of Eligible Options made through the offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on March 2, 2006, or such later date if the offer is extended. If Serena extends the offer beyond that time, you may withdraw your tendered Eligible Options at any time until the expiration of the extended offer. In addition, although Serena currently intends to accept your validly tendered Eligible Options promptly after the expiration of the offer, if we have not accepted your Eligible Options by 9:00 p.m., Pacific Time, on March 29, 2006, you may withdraw your tendered Eligible Options at any time thereafter. To withdraw tendered Eligible

Options you must deliver a signed and dated withdrawal form, with the required information, by faxing it to Helen Dowling in Stock Administration, at fax number (650) 522-6806, or by delivering it by hand to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 while you still have the right to withdraw the tendered Eligible Options. You may not rescind any withdrawal and any Eligible Options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to tender those Eligible Options before the expiration date. To re-elect to tender your withdrawn Eligible Options, you must submit a new election form to Helen Dowling in Stock Administration, at fax number (650) 522-6806, or by delivering it by hand to Helen Dowling in Stock Administration, at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403 before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the Eligible Options you want to tender and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3. Tenders.

If you intend to tender Eligible Options through the offer, you must tender all of your Eligible Options.

You may not pick and choose which of your Eligible Option you wish to tender. If you have exercised a portion of an Eligible Option, your election will apply to the portion that remains outstanding and unexercised.

4. Signatures on this Election Form.

If this election form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Serena of the authority of that person to act in that capacity must be submitted with this election form.

5. Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6. Requests for Assistance or Additional Copies.

Any questions may be directed to Helen Dowling in Stock Administration, at (650) 522-6606. Any requests for additional copies of the offer to purchase or this election form may be directed to Helen Dowling in Stock Administration, at (650) 522-6606. Copies will be furnished promptly at Serena’s expense.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any tendered Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular Eligible Options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Helen Dowling in Stock Administration, by fax (fax number (650) 522-6806), or by hand delivery to Helen Dowling in Stock Administration at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, CA 94403, on or before 9:00 p.m., Pacific Time, on March 2, 2006, or such later date if the offer is extended.

8. Additional Documents to Read.

You should be sure to read the offer to purchase, all documents referenced therein, and the letter from Bob Pender, dated February 2, 2006, before deciding to participate in the offer.

9. Important Tax Information.

You should refer to Section 14 of the offer to purchase, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

If you are a UK resident for tax purposes, any payment for the cancellation of your tendered Eligible Options will be made through your local payroll and PAYE and NIC deducted as appropriate. Your payroll office will notify you of the amount of the payment and the amount of PAYE and NIC deducted. You should refer to Appendix N of the offer to purchase for additional information regarding UK issues related to the offer.

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